UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 20, 2008

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Federally chartered instrumentality of the United States	001-14951	52-1578738
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1133 Twenty-First Street, N.W., Suite 600, Washington D.C.		20036
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code (202) 872-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           On October 20, 2008, Farmer Mac appointed William T. Sandalls to the position of Acting Chief Financial Officer of the Corporation.  Mr. Sandalls, age 64, has been a private investor since his retirement in 2002 from The Dreyfus Corporation (“Dreyfus”), a mutual fund and brokerage services company.  From 1996 to 2002, Mr. Sandalls was an executive with Dreyfus, serving as Executive Vice President with management responsibility for mutual fund operations from 1998 to 2002 and as Chief Financial Officer from 1996 to 1998.  Prior to joining Dreyfus, Mr. Sandalls served as Chief Operating Officer and Director of MasterCard International from 1992 to 1994 and served in various executive positions at BayBanks, Inc. from 1974 to 1991, including Vice Chairman, Director, Executive Vice President and Treasurer.  Mr. Sandalls has no family relationship with any current director or executive officer of Farmer Mac, and Farmer Mac has not previously engaged in any transactions with Mr. Sandalls, other than the Work for Hire Agreement described below.

Pursuant to a Work for Hire Agreement between Mr. Sandalls and Farmer Mac, Mr. Sandalls has agreed to provide certain financial and management services for Farmer Mac as Farmer Mac’s Acting Chief Executive Officer may request, including serving as Farmer Mac’s Acting Chief Financial Officer.  The services include, but are not limited to:  (a) managing Farmer Mac’s finance department; (b) serving on Farmer Mac’s Asset and Liability Committee; (c) reviewing, performing necessary due diligence with respect to, and certifying as Chief Financial Officer, Farmer Mac’s periodic financial reports on Form 10-Q and 10-K, as appropriate; and (d) subject to a determination that the certifications are true and correct, executing the applicable certifications with respect to those periodic reports as required by federal securities law.  In consideration for the provision of the services, Farmer Mac will pay Mr. Sandalls at a per diem rate equaling $372,030 per year and will reimburse Mr. Sandalls for any reasonable and necessary expenses actually incurred in carrying out the services.  The agreement with Mr. Sandalls commenced on October 20, 2008 and will automatically terminate on March 31, 2009, unless earlier terminated for any reason by either party upon five days’ prior written notice.  Mr. Sandalls will perform the services as an independent contractor and not as an employee of Farmer Mac, and Farmer Mac will not provide Mr. Sandalls with any fringe benefits, including health insurance benefits, paid vacation, or any other similar employee benefits typically provided to Farmer Mac employees.

(e)           On October 22, 2008, Farmer Mac entered into a Secondment Agreement (the “Agreement”) with Farm Credit of Western New York (“FCWNY”) pursuant to which FCWNY has agreed to make available Michael A. Gerber, the Chief Executive Officer of FCWNY, to serve as Farmer Mac’s interim Chief Executive Officer.  The term of the Agreement is from October 1, 2008 through the earlier to occur of (a) the termination of Mr. Gerber’s status as interim CEO of Farmer Mac for any reason, or (b) Mr. Gerber’s termination as an employee of FCWNY for any reason. Mr. Gerber will at all times during the term of the Agreement continue to be an employee of, and an employee only of, FCWNY and shall be subject to the personnel policies and other terms and conditions of employment administered by FCWNY and shall be entitled to receive from FCWNY all benefits, perquisites and privileges available generally to FCWNY employees.  Mr. Gerber shall also be subject to Farmer Mac’s personnel and other policies to the extent that they do not conflict with FCWNY’s policies and shall report to, and receive substantive direction regarding his duties from, Farmer Mac’s Board of Directors during the term of the Agreement.

During the term of the Agreement, Farmer Mac will reimburse FCWNY for amounts paid to Mr. Gerber as base salary and for FCWNY’s cost of providing employee benefits to Mr. Gerber under existing employment arrangements.  In addition, to the extent that FCWNY provides any cash bonus to Mr. Gerber for any period that includes the term of the Agreement, Farmer Mac will reimburse FCWNY for a pro rata share of such bonus.  At the current levels under Mr. Gerber’s existing employment arrangements, Farmer Mac will reimburse FCWNY $43,903.87 per month under the Agreement, consisting of $27,083.33 per month for base salary, $14,895.83 per month for cash bonus, and $1,924.71 per month for employee benefits.  FCWNY has agreed not to increase Mr. Gerber’s base salary, target bonus or the cost of providing him employee benefits above those in effect immediately before October 1, 2008 except to the extent such increases are no greater than those applicable to other officers of FCWNY.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

Date:	October 24, 2008	/s/ Jerome G. Oslick
Name: Jerome G. Oslick
Title: Vice President – General Counsel